Exhibit 99

For Immediate Release: September 25, 2007	NEWS RELEASE

Telkonet Advances with Integrated Strategy
Recent appointments demonstrate new driving force, plus notification of two management retirements

Germantown, MD, Telkonet, Inc. (AMEX: TKO), the leading technology solutions provider for broadband networking, end-to-end service support and energy management, has entered a new phase in its corporate evolution, following a successful program of business consolidation and senior management restructuring, triggered by recent notification of executive retirements and acquisitions. The restructuring includes the retirement of two original members of Telkonet’s management team. Steve Sadle, senior vice president, director and co-founder of Telkonet, as well as chief marketing officer, Bob Crabb, retired on July 27, 2007 and September 21, 2007 respectively. The Board of Directors approved this action at the September 19, 2007 Board meeting.

Ron Pickett, president and chief executive officer of Telkonet, commented: “We would like to thank Steve and Bob for their outstanding contributions to Telkonet’s success since its founding in 1999. They have played an important role in enabling us to achieve our strong position, and retire confident in the knowledge that the organization is in excellent shape.”

Telkonet is now ideally positioned to maintain revenue growth and extend its leadership position within the hospitality, government and energy management sectors. Ron Pickett continued, “The recent strengthening of our management team, with the appointment of Jason Tienor as chief operating officer and Dottie Cleal as executive vice president, has provided an important new energy and drive. We recently reported strong revenue growth for Q2, and anticipate maintaining this trend through the fourth quarter. We are achieving our aggressive targets for cost consolidation, following the successful integration of the recently acquired Smart Systems, Inc. and EthoStream businesses. By identifying and leveraging the clear synergies that exist, we have succeeded in creating a more streamlined and efficient organization. The market reaction to a fully integrated proposition across our broadband networking and energy management solutions is also positive, particularly within the hospitality sector.”

Jason Tienor and Dottie Cleal’s positioning within Telkonet represents a key component in realizing the company’s forward strategic vision. Telkonet’s COO Jason Tienor, expanded, “Our focus is on providing a comprehensive technology platform through the integration of our core products and services. Leveraging the benefits of each organization has allowed us to reduce operating costs while creating an efficient organization centered on technology and performance.”

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About Telkonet
Telkonet specializes in advanced integrated solutions for broadband data networking and energy management, including its highly successful in-building powerline communications (PLC) technology. Headquartered in Germantown, Maryland, USA, Telkonet has over 140 employees and serves thousands of customers worldwide.

The company’s unique broadband networking solutions currently support more than a million network users per month, with its energy management systems optimizing energy consumption in over 60,000 rooms. Telkonet’s technology innovation is underpinned by the highest level of end-to-end quality of service, with comprehensive technical customer support. Its systems deliver wide-ranging functionality, from wired and wireless high-speed Internet access to energy management, IP surveillance and local area networking. Telkonet’s platforms are widely deployed on the global stage – in single buildings and ships, in multi-building complexes, hospitality venues and multi-dwelling units, and at government, education and defense locations.

Telkonet’s innovations include the revolutionary Telkonet iWire System™, which converts a site’s existing internal electrical infrastructure into an IP network backbone – quickly, cost-effectively and without disruption. The portfolio also includes the integrated EthoStream product suite, providing a comprehensive and advanced technology management platform for the hospitality industry, differentiated by outstanding remote management tools and a dedicated customer support facility. Telkonet SmartEnergy completes the line-up, delivering typical bottom line savings of 30% by controlling in-room energy consumption according to occupancy. For more information, please visit www.telkonet.com.

Contacts:

Joe Noel
Telkonet
240.912.1851

Andrew Hellman
CEOcast
212.732.4300
adhellman@ceocast.com

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand and the Company’s ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential factors that could affect the Company’s financial results, can be found in the Company’s Registration Statement and in its Reports on Forms 8-K filed with the Securities and Exchange Commission (SEC).